Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, in this Registration Statement (Form S-3) and related Prospectus of Comstock Resources, Inc. and to the reserves estimates as of December 31, 2023, and our report thereon in the Annual Report on Form 10-K for the year ended December 31, 2023, incorporated by reference into the Prospectus contained in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about June 10, 2024, and any subsequent amendments thereto.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas

June 10, 2024